                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934



        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 30, 2001


                           RENCO STEEL HOLDINGS, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           OHIO                       333-48245                34-1854775
-----------------------------   -----------------------   --------------------
(STATE OR OTHER JURISDICTION)   (COMMISSION FILE NUMBER)     (IRS EMPLOYER
  OR INCORPORATION)                                       IDENTIFICATION NUMBER)

1040 PINE AVENUE, SE, WARREN, OHIO                              44483-6528
---------------------------------------                         ----------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (330) 399-6884

                                       N/A
                       ----------------------------- ----
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


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ITEM 5. OTHER EVENTS.

      WCI Steel, Inc. ("WCI"), a wholly owned subsidiary of Renco Steel Holdings, Inc. announced today that the Youngstown Sinter Company ("YSC"), a wholly-owned subsidiary of WCI will idle its plant indefinitely effective July 15, 2001. YSC has been in operation since 1991 producing a clinker-type material ("Sinter") from steelmaking by-products such as slag and ore fines. The sinter is then used as a substitute feed stock in WCI's blast furnace facility located in Warren, Ohio.

      The idling of the sinter production facility is expected to result in annual cost savings of approximately $2.3 million based upon WCI's current operating levels. WCI will record a charge of $3.9 million during the 2nd fiscal quarter ended April 30, 2001 to reflect plant idling costs, of which $3.0 million represents the recognition of an impairment in the value of the assets of the facility.

      The indefinite idling will affect YSC's 58 employees at the Youngstown, Ohio location who have received prior notification of the idling as required by the Workers Readjustment and Retraining Notification Act. These employees will receive health benefits for a minimum of six months and will be considered for employment opportunities as they arise at WCI's Warren, Ohio steel plant operations. The sinter plant may be restarted in the future if economically advantageous.



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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                           RENCO STEEL HOLDINGS, INC.
                                  (REGISTRANT)



                                            BY:  /s/JAMES N. CHAPMAN
                                                 -------------------
                                            NAME:   JAMES N. CHAPMAN
                                            TITLE:  PRESIDENT



DATE:  APRIL 30, 2001